Exhibit 10.38

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

LICENSED ROASTER K-CUP SALES AGREEMENT

This Licensed Roaster K-Cup Sales Agreement (this “Agreement”) is made as of the 22nd day of October, 2004 by and between Keurig, Incorporated, a Delaware corporation with its principal executive offices located at 101 Edgewater Drive, Wakefield, Massachusetts 01880 (“Keurig”), and Diedrich Coffee, Inc., a Delaware corporation with its principal executive offices located at 28 Executive Park, Suite 200, Irvine, California 92614 (“Roaster”).

Whereas, Keurig and Roaster are Parties to a certain License and Distribution Agreement dated July 29, 2003 (as amended from time to time, the “License Agreement”);

Whereas, the License Agreement provides for cooperation between the Parties in connection with the retail channel promotion of Keurig Products and Diedrich K-Cups and for Roaster’s sale of Diedrich K-Cups to Keurig for the support of the retail channel;

Whereas, Keurig intends to include one K-Cup variety pack (each a “Variety Pack”) with each of Keurig’s new model of AH Brewer, known as the B50 Brewer (the “B50 Brewer”), and future models of AH Brewers designed primarily for use by AH consumers (together with the B50 Brewer, collectively, “Keurig Retail Brewers”) that Keurig sells to Keurig Resellers and to AH consumers, which Variety Pack will include 18 K-Cups, or such other number of K-Cups as determined by Keurig from time to time, containing coffees, teas and other soluble hot beverage bases selected by Keurig from the K-Cups containing coffees, teas and other soluble hot beverage bases offered by Roaster and other Licensed Roasters;

Whereas, Keurig also intends to offer for sale to Keurig Resellers, separate from Keurig Retail Brewers, Diedrich K-Cups in boxes (each a “Display Pack”) containing 18 Diedrich K-Cups, or such other number of Diedrich K-Cups as determined by Keurig from time to time;

Whereas, Keurig intends to provide free demonstrations of Keurig Retail Brewers and K-Cups in various retail outlets of Keurig Resellers;

Whereas, Roaster desires to assist Keurig in such marketing efforts in order to promote Keurig Retail Brewers and thereby increase Roaster’s own revenue from the sale of Diedrich K-Cups.

Now, therefore, for good consideration, the value and sufficiency of which is acknowledged, the Parties agree as follows:

1.	Definitions.

Any capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the License Agreement.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

2.	Variety Packs.

2.1	Contributions to Variety Packs.

2.1.1	Roaster shall supply to Keurig for inclusion in Variety Packs such number and varieties of Diedrich K-Cups, subject to the limitations of Section 2.3 of the License Agreement, as are specified by Keurig from time to time in its sole discretion. In all cases, Keurig shall submit to Roaster a separate purchase order for Diedrich K-Cups to be supplied as provided in this Section 2.1, and each such purchase order shall clearly indicate that the Diedrich K-Cups covered thereby will be used only for inclusion in Variety Packs. Keurig shall, at its option, package up to 6 Diedrich K-Cups in each Variety Pack unless the Parties mutually agree to allow Keurig to package a greater number of Diedrich K-Cups in each Variety Pack.

2.1.2	Notwithstanding Section 2.4 of the License Agreement, but subject to Section 5 of this Agreement, all Diedrich K-Cups supplied to Keurig in accordance with Section 2.1.1 above (a) shall be provided by Roaster [* * *] to Keurig in respect thereof, and (b) shall be delivered freight prepaid by Roaster to Keurig’s designated repacking locations in the United States. Roaster shall package such Diedrich K-Cups in bulk or, at its discretion, in other standard count sleeves used by Roaster to package Diedrich K-Cups.

2.2	Packaging the Variety Pack.

2.2.1	Roaster may, in its discretion and at its own expense, provide to Keurig or to Keurig’s designated agent, as applicable, an Insert Card (as such term is defined below) for insertion into each Variety Pack that includes one or more Diedrich K-Cups (each a “Roaster Variety Pack”). As used herein, “Insert Card” shall mean a card of uniform size and weight specified by Keurig, which card may be printed on one or both sides, at Roaster’s discretion, and may describe Roaster or Roaster’s product line by listing thereon all or any portion of such product line and the URL for the home page of Roaster’s web site; provided, with respect to cards to be inserted into Roaster Variety Packs packaged with Keurig Retail Brewers, no such card shall directly or indirectly include or reference any pricing information, rebates, discounts or other promotional offers with respect to Keurig Products or Diedrich K-Cups; provided, further, with respect to cards to be inserted into Roaster Variety Packs packaged with Keurig Retail Brewers, the content of all such cards shall be subject to the approval of Keurig, which approval will not be unreasonably withheld or delayed.

2.2.2	[* * *] Keurig, itself or through its designated agent, will assemble all Roaster Variety Packs, including the insertion of an Insert Card, if provided by Roaster, in accordance with Section 2.2.1.

2.2.3	Prior to the end of each calendar month, Keurig will provide to Roaster Retail Brewer sales and Variety Pack composition documentation for the immediately preceding

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

calendar month to substantiate the number of Diedrich K-Cups used in Variety Packs during such month.

3.	Display Packs.

3.1	In accordance with Section 2.3 of the License Agreement and subject to the terms of this Section 3, Roaster shall sell to Keurig Diedrich K-Cups in Display Packs of such number and of such varieties as are specified by Keurig from time to time, in its sole discretion, to satisfy Keurig’s requirements therefor. In all cases, Keurig shall submit to Roaster a separate purchase order for Display Packs to be supplied as provided in this Section 3, and each such purchase order shall clearly indicate that it covers the purchase of Display Packs only.

3.2	Keurig shall only purchase Display Packs for resale to Keurig Resellers, which shall specifically exclude grocery stores unless mutually agreed to by the Parties. Roaster shall sell Display Packs to and only to Keurig and Keurig Resellers, specifically excluding KADs.

3.3	Notwithstanding Section 2.4.1 of the License Agreement, (a) the price of each Diedrich K-Cup included in a Display Pack shall not exceed [* * *] cents, freight prepaid to Keurig’s designated distribution locations in the United States, and (b) Keurig shall pay for Display Packs on a net 30-day basis from the date of invoice. All sales of Diedrich K-Cups included in Display Packs shall be subject to royalty payments as provided in the License Agreement and contemplated under Section 2.4.2 thereof.

3.4	Keurig shall provide to Roaster a Display Pack design template, which Roaster shall use to apply Roaster’s own design and artwork for Display Packs subject to general layout and size specifications determined by Keurig. Keurig shall also provide to Roaster a template for labels for use with master shipping cartons for Display Packs, each of which labels shall be completed, printed out and affixed by Roaster to each such master carton prior to shipping by Roaster. Keurig shall have the final approval of the positioning and size of Roaster design and artwork within the template for the Display Packs and reserves the right to alter the design template for Display Packs and master carton shipping labels from time to time in its reasonable discretion. Subject to the foregoing limitations, Roaster shall have design control of its Display Pack artwork.

3.5

Keurig shall supply to Roaster (a) preprinted Display Packs for each variety of Diedrich K-Cup selected by Keurig for purchase in Display Packs, each of which shall include the design and artwork contemplated therefor under Section 3.4 above, and (b) master shipping cartons as contemplated under Section 3.4 above. Keurig will assume the costs of producing and delivering to Roaster such Display Packs and master shipping cartons up to an amortized cost equal to [* * *] cents per Diedrich K-Cup included in Display Packs (the “Cost Target”). In the event Keurig anticipates that such costs will exceed the Cost Target, prior to placing an order for either such preprinted Display Packs or master shipping cartons, Keurig shall provide to Roaster notice of such anticipated excess cost, together with the amount thereof, and an opportunity to obtain such Display Packs and master shipping cartons at a lower amortized cost per Diedrich K-Cup included in Display Packs. In such event, Roaster shall

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

have thirty (30) days from the date of its receipt of notice from Keurig to submit to Keurig firm written cost commitments from suppliers of such Display Packs and master shipping cartons, each of which must comply with the materials and other specifications established by Keurig therefore; and Keurig will obtain, or, at Keurig’s option, allow Roaster to obtain and receive reimbursement therefor, such Display Packs and master shipping cartons, in each case, from the lowest cost conforming supplier of each such packaging container, whether such supplier was sourced by Keurig or Roaster. If the amortized cost per Diedrich K-Cup included in Display Packs exceeds the Target Cost, Keurig and Roaster shall each assume [* * *]% of such excess cost; provided, however, in no event shall Roaster’s amortized cost-sharing liability hereunder be greater than [* * *] cents per Diedrich K-Cup included in Display Packs.

3.6	In addition to the foregoing requirements, Roaster shall prepare and package Display Packs produced and sold to Keurig under this Section 3 in accordance with the following requirements:

3.6.1	Roaster shall stamp or print a “Best Used By Date” (“BUBD”) on the bottom of each Display Pack, which BUBD shall in all cases be legible and in a font no less than 8 point;

3.6.2	Roaster will tape or glue the top flap of each Display Pack (Keurig will supply Roaster with tape for that purpose if needed); and

3.6.3	Roaster shall include 6 complete Display Packs in each master shipping carton.

4.	Demonstration K-Cups.

4.1	Roaster shall supply to Keurig Diedrich K-Cups for use by Keurig in connection with in-store retail demonstration events held or supported by Keurig for Keurig Retail Brewers (each a “Demonstration”). The number and varieties of Diedrich K-Cups to be supplied by Roaster for each Demonstration shall be determined by Keurig based on the stated desire of the applicable Keurig Reseller or Keurig’s assessment of the appropriate number and varieties of Diedrich K-Cups for such Demonstration, as applicable; provided, however, Roaster shall only be obligated hereunder to supply Diedrich K-Cups of the same varieties as are included in Variety Packs at the time of the applicable Demonstration. In all cases, Keurig shall submit to Roaster a separate purchase order for Diedrich K-Cups to be supplied as provided in this Section 4, and each such purchase order shall clearly indicate that the Diedrich K-Cups covered thereby will be used only for Demonstrations.

4.2

Notwithstanding Section 2.4 of the License Agreement, but subject to Section 5 of this Agreement, all Diedrich K-Cups supplied to Keurig in accordance with Section 4.1 above (a) shall be provided by Roaster [* * *] to Keurig in respect thereof and (b) shall be delivered freight prepaid by Roaster to Keurig, to Keurig’s designated facility. Roaster shall package such Diedrich K-Cups in 25-count

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

sleeves or, at its discretion, in other standard count sleeves used by Roaster to package not more than 25 Diedrich K-Cups.

4.3	Keurig will provide to Roaster a quarterly forecast of expected Diedrich K-Cup requirements in connection with Demonstrations and will make commercially reasonable efforts to provide to Roaster a quarterly schedule (including the Keurig Reseller locations if known to Keurig) of Demonstrations that included Diedrich K-Cups during the preceding quarter, together with documentation of the number of Diedrich K-Cups used during such Demonstrations.

5.	Limit on Free Variety Pack and Demonstration K-Cups

5.1	Notwithstanding the requirements of Sections 2.1.1 and 4.1 above, the aggregate number of Diedrich K-Cups required to be provided by Roaster [* * *] under this Agreement in connection with Variety Packs and Demonstrations shall not exceed [* * *] during the first year of this Agreement, ending September 30, 2005, unless a greater number is mutually agreed to by the Parties, and in subsequent years, such number as is mutually agreed to by the Parties. In the absence of a mutual agreement covering such greater number for the year ended September 30, 2005 or an acceptable number for any subsequent year, as applicable, with respect to each Diedrich K-Cup provided in connection with a Variety Pack or Demonstration in excess of the applicable yearly limit or in the absence an agreement with respect to an acceptable yearly limit, as applicable, (a) the price of each such Diedrich K-Cup shall not exceed [* * *] cents, freight prepaid to Keurig, to Keurig’s designated location, (b) Keurig shall pay for such Diedrich K-Cups on a net 30-day basis from the date of invoice, (c) notwithstanding Section 2.4.2 of the License Agreement, all such sales of Diedrich K-Cups shall not be [* * *] provided in the License Agreement, and (d) in the absence of any agreement to the contrary, Roaster shall not [* * *] for any Diedrich K-Cups provided for use as contemplated in Sections 2.1.1 and 4.1 unless and until Roaster provides notice to Keurig that the applicable annual limit of such Diedrich K-Cups has been exceeded and that any orders by Keurig for such Diedrich K-Cups during the remainder of the applicable year must be purchased subject to the price and payment terms set forth in (a) and (b) above.

6.	K-Cup Raw Material Requirements and Best Used By Dating.

6.1

Notwithstanding anything in the License Agreement to the contrary, Roaster shall manufacture all Diedrich K-Cups filled with coffee and supplied to Keurig for Display Packs and, at Keurig’s option, for Variety Packs using (a) only those K-Cup packaging lines that are equipped with oxygen monitoring equipment and nitrogen control improvements specified and approved by Keurig and (b) (1) plastic cups (“K-Cup Shells”) specified and approved by Keurig, which, in combination with such oxygen monitoring equipment and nitrogen control improvements, are expected by Keurig to allow for extended BUBD labeling of [* * *] months or longer, or (2) at Roaster’s option until April 30, 2005, but subject to the requirements of Section 6.2, Winpak C-150 cups, as presently designed and constructed, which, in combination with such oxygen monitoring equipment and nitrogen control improvements, are expected by Roaster to allow for extended BUBD labeling of [* * *]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

months. Such oxygen monitoring equipment and nitrogen control improvements shall be provided by Keurig at Keurig’s expense for one packaging line. Notwithstanding the foregoing, if Roaster wishes to use such oxygen monitoring equipment to package K-Cups other than those produced to meet the requirements of this Agreement, Roaster may purchase such oxygen monitoring equipment at Keurig’s cost.

6.2	Notwithstanding anything in Section 5.4 of the License Agreement to the contrary, Roaster shall label all Diedrich K-Cups filled with coffee and supplied to Keurig under the terms of this Agreement with a BUBD label stating a BUBD of not less than [* * *] months after the last date of the month in which such Diedrich K-Cups were produced and not to exceed Keurig’s BUBD specification [* * *] for the specific K-Cup Shell used in the manufacture of such Diedrich K-Cup, except in the case where Roaster exercises its option under Section 6.1(b)(2) to produce Diedrich K-Cups using the Winpak C-150 cup, which Diedrich K-Cups, when produced for inclusion in Display Packs (x) for resale by Keurig, or (y) at the option of Keurig, for inclusion in Variety Packs, but packaged, at Roaster’s option, in Display Packs or otherwise for convenience, shall state a BUBD of [* * *] months after the last date of the month in which such Diedrich K-Cups were produced. Each BUBD shall be legible and in a font no less than 8 point. All Diedrich K-Cups containing tea that are provided under this Agreement shall have a BUBD of no less than [* * *] months after the last date of the month in which such Diedrich K-Cups were produced.

6.3	In the event the K-Cup Shells specified and approved by Keurig as contemplated under Section 6.1(b)(1) are used by Roaster only for the manufacture of Diedrich K-Cups supplied to Keurig under the terms of this Agreement, for as long as such exclusive use of such K-Cup Shells continues, if requested by Roaster, Keurig will reimburse Roaster for any K-Cup Shell per unit out-of-pocket cost increase incurred by Roaster due to the use of such K-Cup Shell in lieu of the next highest priced K-Cup Shell otherwise used by Roaster for the manufacture of the same Diedrich K-Cup coffee varieties.

6.4	Notwithstanding Section 6.3, as long as Keurig maintains an inventory of the K-Cup Shells specified and approved by Keurig as contemplated under Section 6.1(b)(1) and Roaster (a) elects to use such K-Cup Shells prior to April 30, 2005 or (b) elects or is required, as applicable, to use such K-Cup Shells thereafter, Roaster shall only purchase K-Cup Shells used for Diedrich K-Cups supplied under this Agreement from Keurig, and Keurig shall charge Roaster $.[* * *] per K-Cup Shell, [* * *].

7.	Term and Termination of Agreement.

7.1	Term.

This Agreement shall terminate upon the earlier of June 30, 2006 (the “Initial Term”) or the termination of the License Agreement in accordance with its terms; provided, however the termination of this Agreement shall have no impact on the term of the License Agreement or the obligations of the Parties thereunder, particularly, but without limitation, Roaster’s obligations under Sections 2.3 and 2.4 of thereof. This Agreement shall automatically renew

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

for consecutive one (1) year terms (each a “Renewal Term”) unless and until either Party provides to the other Party a termination notice at least one hundred twenty (120) days prior to the end of the Initial Term or any subsequent Renewal Term, as applicable, with such termination to be effective at the end of Initial Term or then effective Renewal Term, as applicable.

7.2	Termination for Cause.

7.2.1	Notwithstanding the foregoing, either Party may terminate this Agreement for Cause. “Cause” shall be understood as any of the following events: (1) material breach of this Agreement; (2) institution by or against a Party of bankruptcy, insolvency or receivership proceedings or an admission of a Party of its inability to pay its debts as they become due; or (3) commencement by a Party of any steps toward liquidation, dissolution or winding up of its affairs.

7.2.2	Prior to effecting termination under Section 7.2.1(1), either Party shall provide prior written notice of breach to the defaulting Party and if such breach is not cured within thirty (30) business days of notice, the Party shall then attempt to resolve the matter in good faith through direct negotiations prior to calling on any remedies set forth in Section 19.13 of the License Agreement. If the Parties cannot resolve the matter within fifteen (15) days of their first meeting, the dispute shall be settled in accordance with Section 19.13 of the License Agreement as incorporated by reference to Section 8 hereof. If the judgment rendered as a result of the procedures required in Section 19.13 of the License Agreement validates the terminating Party’s assertion that it is entitled to terminate pursuant to Section 7.2.1(1), such Party may terminate this Agreement upon ninety (90) days’ prior written notice to the defaulting Party. Any termination under Section 7.2.1(2) or (3) shall be effective immediately upon providing written notice to the defaulting Party.

Upon the termination of this Agreement, Roaster will continue to permit Keurig to resell Diedrich K-Cups that were supplied under this Agreement and are in Keurig’s inventory at the time of such termination.

8.	Construction of this Agreement; Incorporation by Reference of Terms of License Agreement.

The parties acknowledge and agree that this Agreement shall be construed as an amendment to the License Agreement, which amendment shall govern the Parties’ respective rights and obligations only with respect to matters specifically set forth herein. Except as amended hereby, all other terms and conditions of the License Agreement shall remain in full force and effect, and the Parties hereby acknowledge and agree that all such terms and conditions are hereby incorporated by reference and shall govern the Parties’ rights and obligations under this Agreement as though this Agreement was originally included in the License

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Agreement. In the event of conflict between terms of this Agreement and the terms of the License Agreement, the terms of this Agreement shall control.

9.	General.

9.1	Entire Agreement.

This Agreement and the License Agreement, as incorporated by reference herein, represent the entire understanding and agreement between the Parties as to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the Parties as to the subject matter hereof.

9.2	Severability.

In the event that any provision of this Agreement shall be found to be invalid, the balance of this Agreement shall remain unaffected and deemed to be severable from the invalid portion.

9.3	Headings; Counterparts.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4	Governing Law; Jurisdiction.

This Agreement is made in the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with federal law to the extent applicable, and the internal substantive laws of the Commonwealth of Massachusetts without regard to any choice or conflict of law principles.

The remainder of this page left intentionally blank.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a contract as of and effective the day and year first above written.

Keurig, Incorporated

By:	/s/ Nicholas Lazaris
Nicholas Lazaris
President/CEO

Diedrich Coffee, Inc.

By:	/s/ Steven Heyman
Name:	Steven Heyman
Title:	Vice President of Sales

Signature Page

Licensed Roaster K-Cup Sales Agreement